Exhibit 10.(a)

Supplemental Income Protection Plan

Guaranteed Standard Issue (GSI) Supplemental Income Protection Plan Summary

Eligibility	Associates earning at least $106,000 annually and who are eligible for a MIP bonus of 25% or greater.

Insurable Income	Bonus

Plan Design	66 2/3% of Bonus up to the amount of the GSI

LTD Plan	UnumProvident; 66 2/3% Base Salary to $20,000; 100% Employer Paid.

GSI Benefit Maximum	$5,000

Elimination Period	180 days

Benefit Period	To Age 65

Contract Type	Income II Select / Non-Cancelable Contract (without Update)

Contributory Status	Employee Paid

Participation Requirement	1 Life

Discount	30% Large Case

Optional Additional Benefits:

Catastrophic Disability Benefit – 25% to $8,000

Contract Benefits

Income II Select Non-Cancelable Contract

Benefit Period

To Age 65

Elimination Period

Benefits begin after a waiting period of 180 days.

Income Replacement for Total Disability

•	1st Two Years of Disability: a monthly income benefit will be paid if you are disabled in your own occupation, not working in another occupation and under a physician’s care

•	Remainder of Your Benefit Period: a monthly income benefit will be paid if you cannot work in any “gainful” occupation for which you are suited based on education, training or experience and which could be expected to generate at least 60% of your prior earnings; and under a physician’s care. If the insured individual can return to this “gainful” occupation but does not do so, a monthly income benefit of 50% is payable for up to the remainder of the benefit period.

•	Monthly Catastrophic Benefit: added to your income benefit, replacing up to 100% of your prior income and paying in the event of certain very serious disabilities that are likely to increase your living expenses (your insurance professional can provide information on physical conditions that apply)

•	2 Year Mental Disorder Benefit

Return-To-Work Benefits

•	Rehabilitation Services: available to you while you are totally or partially disabled and designed to help you return to work. Include coordination of physical therapy, vocation testing, retraining, career counseling, placement services, worksite modifications, etc.

•	Residual Benefits: monthly benefits for less than total disability, based on your proportionate loss of income, for the duration of the Benefit Period you chose for your policy.

•	Work Incentive Benefit: when you return to work, you will receive a short-term incentive for up to six months equal to the difference between your prior income and your current income, for up to 100T income replacement (subject to the maximum benefit amount)

•	Recovery Benefit: paid for up to 6 months after you return to work full time in your own occupation but continue to have a loss of earnings while you rebuild your business or customer base

Lifetime Benefits

•	Lifetime Continuation: you can exchange your income protection for long-term care insurance coverage between the ages of 60 and 70. Your base policy LTC benefit will be $3,000 per month (or $100 per day, if state-required). Your LTC benefit period will be six years (Not available in CT, FL & TX).

•	Purchase Option Guarantee: you can exchange your income protection for long-term care insurance coverage between the ages of 60 and 75. Your base policy LTC benefit will be $3,000 per month (or $100 per day, if state-required). Your LTC benefit period will be six years. (Only available in TX).

Optional Benefits

Plan Specifications

Terms & Conditions

Who is eligible	This offer is extended to Associates earning at least $106,000 annually and who are eligible for a MIP bonus of 25% or greater.

For the period of time commencing 180 Days prior to and including the date of application, applicants must have been able to work full-time (30 hours or more per week) performing all the duties of their occupation without limitations due to injury or sickness, and not have been homebound or hospitalized due to significant injury or sickness.

Basis of Issue	A standard offer means no modifications can be made to the contract’s premium rate, elimination period, benefit period or monthly benefit amounts to adjust for a pre-existing medical condition.

All applicants will be asked questions for current Activities of Daily Living (ADL) losses. If any ADL loss or applicable pre-existing condition exists on the date of the application, no Lifetime Continuation to Long Term Care (Purchase Option Guarantee in Texas) will be included in the policy, and no Catastrophic Benefit will be issued.

The benefit will program around any coverage already in-force or applied for. Total coverage to be in-force would not exceed this plan design or our issue and participation limits. The benefit may be offset by any in-force individual coverage that was issued on a guaranteed standard basis.

Minimum policy size is $300.

Any additional amounts purchased beyond this offer amount will be considered to be outside the plan design and subject to our normal medical and financial underwriting guidelines.

Financial Requirements	We will accept a company-provided census (electronic preferred) listing employee name, date of birth, job title and compensation as income documentation. Insurable income will be based on current year’s target bonus.

Net Worth and Unearned Income considerations will be disregarded.

Application Type	A-32395 (short form)